Exhibit 10.1

[Logo of SCIENTIGO]

May 9, 2006

Dennis Bunt

Dear Dennis,

Scientigo, Inc. is pleased to offer you employment as a Chief Financial Officer. We trust that your knowledge, skills and experience will be among our most valuable assets. You will be reporting to Doyal Bryant, CEO.   The attached job description will define the responsibilities associated with this position.

The starting salary offered for this position is $120,000 annually, paid in biweekly installments by your choice of check or direct deposit. You will also be entitled to earn up to $30,000/yr in performance-based incentives to be defined and established by the executive team.

The offer also includes an option grant of 300,000 shares at a strike price of $1.35.  100,000 shares will vest on 6/5/06; 100,000 shares will vest on 6/5/07; and the remaining 100,000 shares will vest on 6/5/08.  An additional management incentive option of 300,000 will be issued on your one year anniversary with a strike price equal to the average closing stock price of the 5 business days immediately preceding June 5, 2007.  These options will vest 100,000 on 6/5/2007, 100,000 on 6/5/2008 and 100,000 on 6/5/2009.

You will be eligible for standard, Scientigo-provided benefits for salaried employees effective June 5, 2006. These benefits include three (3) weeks paid vacation, accrued at 4.62 hours per pay period and one (1) week sick leave per year, accrued at 1.54 hours per pay period.

This offer includes a moving/relocation allowance of $7,500.  We anticipate your successful relocation to Charlotte, NC within six months of hire.  Temporary living expenses for 30 days will be reimbursed.

Your start date with Scientigo, Inc. will be Monday, June 5, 2006.  This offer will expire at 5:00 pm on June 5, 2006.  You will be working from the corporate office at 6701 Carmel Road, Suite 205, Charlotte, NC 27226.

Your acceptance of this offer and commencement of employment with the Company are contingent upon your execution of the Company’s standard form of Confidential Information and Invention Assignment Agreement (the Confidentiality Agreement), a copy of which is enclosed for your review and execution, prior to or on your Start Date.  We would also appreciate receipt of a detailed resume to prepare appropriate press releases and SEC filings.

On your first day of employment, you will be provided with additional information about benefit programs and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States.

We are pleased to have you join the Scientigo team as a member of what we feel is an organization that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at 704-837-0478. We look forward to working with you in the future, and hope you will find your employment at Scientigo a rewarding experience.

Regards,

Christine (Tina) Cheney,

Human Resource Manager
Scientigo, Inc.

Accept Job Offer

By signing and dating this letter below, I, Dennis Bunt, accept the job offer of Chief Financial Officer by Scientigo, Inc.

Signature:	Date:

(Signed 5/23/06 By Dennis Bunt)